INVESTOR CONTACT: Nathan Annis (507) 437-5248 ir@hormel.com	MEDIA CONTACT: Media Relations (507) 437-5345 media@hormel.com

HORMEL FOODS REPORTS THIRD QUARTER RESULTS

The company's achievement of record third quarter net sales highlights its balanced business model and the tireless dedication of its team members across the world.
AUSTIN, Minn. (Aug. 25, 2020) – Hormel Foods Corporation (NYSE: HRL), a leading global branded food company, today reported results for the third quarter of fiscal 2020. All comparisons are to the third quarter of fiscal 2019 unless otherwise noted.

The impact of the Sadler's Smokehouse acquisition (March 2020) is excluded in the presentation of the third quarter of fiscal 2020 non-GAAP measures of organic volume and organic net sales. Operating free cash flow is also presented as a non-GAAP metric.

EXECUTIVE SUMMARY - THIRD QUARTER

•	Volume of 1.2 billion lbs., up 4%; organic volume[1] up 3%

•	Record net sales of $2.4 billion, up 4%; organic net sales[1] up 2%

•	Pretax earnings of $259 million, down 1%

•	Operating margin of 10.5%, compared to 11.2% last year

•	Effective tax rate of 21.6%, compared to 23.6% last year

•	Net earnings of $203 million, up 2%

•	Diluted earnings per share of $0.37, flat to last year

•	Cash flow from operations of $330 million, up 59%

•	Operating free cash flow[1] of $242 million, up 72%

EXECUTIVE COMMENTARY
"We had an excellent third quarter with strength across our retail and deli businesses, along with a rebound in our foodservice business," said Jim Snee, chairman of the board, president and chief executive officer. "The intentional balance we have built across our portfolio has once again enabled us to generate stable cash flows in a very dynamic time period, even as we absorbed significant incremental costs in our supply chain due to the COVID-19 pandemic."

"The tireless dedication of our entire global team during these extraordinary times embodies our company's purpose of Inspired People. Inspired Food.TM," Snee said. "I'm proud of our team's unwavering commitment to employee safety and our ability to maintain high levels of performance to deliver record sales this quarter."

OUTLOOK
"We expect the fourth quarter to mirror many of the dynamics we saw in the third quarter, including strength from our retail businesses and the ongoing recovery in our foodservice business," Snee said. "However, the magnitude of additional recovery in the foodservice industry, the performance of the entire food supply chain and the state of the broader economy remain highly uncertain."

"As we begin the fourth quarter, we are actively addressing two areas of our business," Snee said. "First, while we saw an improvement in the third quarter, our foodservice business was still behind last year, which is a trend we expect to continue into the fourth quarter. I'm proud of the work our foodservice teams are doing to find unique solutions to support our distributors and operators. It is also encouraging to see growth from other channels and businesses offset declines in the foodservice channel."

"Second, our plant professionals have done heroic work to meet the high level of demand we are seeing across our business," Snee said. "In most businesses we are producing more product than we ever have, which is quite an accomplishment. However, in some key categories, the ongoing increased demand and impact of COVID-19 in our manufacturing facilities has forced our supply chain to find alternate solutions to increase production, including relying on our network of trusted co-manufacturing partners. In the fourth quarter, we expect factors such as limited labor availability, production inefficiencies due to COVID-19 safety measures and unseasonably low levels of inventory to challenge our ability to meet the increased demand for certain products."

COVID-19 RESPONSE
"We continue to ensure employee safety is our top priority," Snee said. "We are seeing success from our awareness initiative, KEEP COVID OUT!, which reinforces the importance of taking preventive measures at our production facilities and in our communities where we work and live."

The company's safety procedures continue to meet or exceed CDC and OSHA guidelines, ensuring its operations reflect best practices in the food industry. In addition to numerous safety procedures enacted once the pandemic started, the company has expanded automated temperature screenings, added more staggered production shifts and increased training on COVID-19 best practices.

In the third quarter, the company absorbed approximately $40 million in incremental supply chain costs primarily related to lower production volumes, employee bonuses and enhanced safety measures in its production facilities. On a year-to-date basis, total incremental costs were $60 million, and the range of incremental costs in the fourth quarter is $20-$40 million. The total incremental supply chain costs are anticipated to be $80-$100 million in fiscal 2020.

CORPORATE RESPONSIBILITY
"Being a good corporate citizen is about more than just writing a check to worthwhile causes. It's about making a difference and doing our part every day to lift up our communities and use our size and position as a global branded food company to make a difference through our philanthropic pillars of food security, community support and education," Snee said. "Since the start of the pandemic, we have continued to support our communities by contributing to hunger relief efforts, including donating cash and products to global, national and local hunger-relief organizations."

"Hormel Foods remains committed to supporting equality and education," Snee said. "Through the great work of our Inclusion and Diversity Guiding Coalition, in July we announced employee and corporate donations to three organizations: Minorities in Agriculture, Natural Resources and Related Sciences (MANRRS); the NAACP Legal Defense and Education Fund; and United Negro College Fund (UNCF). In addition, today we separately announced a college assurance program, Inspired Pathways, which will provide full tuition for any child of a Hormel Foods employee to attend community college. I'm very excited to see the difference these programs will make in our communities."

SEGMENT HIGHLIGHTS – THIRD QUARTER

Refrigerated Foods

•Volume up 8%; organic volume1 up 7%
•Net sales up 5%; organic net sales1 up 2%
•Segment profit down 11%

Volume and sales increased as strong demand for branded retail and deli products, higher fresh pork commodity sales, and the impact from the Sadler’s Smokehouse acquisition more than offset a significant decline in foodservice sales. Improved sales results were driven by value-added brands such as Applegate®, Hormel® Black Label® and Columbus®. Segment profit declined as a result of lower foodservice sales, incremental COVID-19 related costs and losses on strategic hog hedge positions.

Grocery Products
•Volume up 6%
•Net sales up 7%
•Segment profit up 36%

Volume and sales increased due to strong consumer demand across center store brands, including SPAM®, SKIPPY®, Herdez®, Hormel® Compleats®  and Dinty Moore®. Improved sales and favorable product mix drove the significant increase in segment profit.

Jennie-O Turkey Store
•Volume down 9%
•Net sales down 4%
•Segment profit down 67%

Higher retail sales, led by Jennie-O® lean ground products, did not offset declines in foodservice, commodity and whole-bird sales. The sharp decline in segment profit was primarily due to higher manufacturing and live production costs attributed to the ongoing impact of three plant pauses on the vertically integrated supply chain. Additionally, the business absorbed incremental COVID-19 related costs.

International & Other

•Volume down 5%
•Net sales up 2%
•Segment profit up 26%

Sales increases in China and branded exports offset lower fresh pork export results. Worldwide demand for SKIPPY® peanut butter and SPAM® luncheon meat was exceptionally strong. Segment profit increased due to improved results in China and our partners in the Philippines, South Korea and Europe.

CHANNEL HIGHLIGHTS – THIRD QUARTER

In an effort to add an increased level of disclosure and clarity to the nature, timing and uncertainty of our revenue, net sales have been disaggregated into sales channels, which can also be found in the upcoming Form 10-Q. The ongoing COVID-19 pandemic and subsequent changes in consumer behavior drove higher and sustained retail sales in each of the company's segments. The company delivered market share gains in many of its retail categories as consumers purchased branded food products at an accelerated rate through various retail outlets, including traditional, mass, club and discount retailers. The company's investments into e-commerce have led to tremendous demand from both e-commerce retailers and through grocery pickup and delivery. Overall deli channel sales increased even as some categories declined. Foodservice net sales rebounded since the second quarter but still remained well below year-ago levels. International sales decreased primarily due to lower export sales of commodity pork and turkey products in the International & Other and Jennie-O Turkey Store segments, respectively.

•U.S. retail net sales up 19%
•U.S. deli net sales up 4%
•U.S. foodservice net sales down 19%
•International net sales down 2%

SELECTED FINANCIAL DETAILS

Income Statement

•	Selling, general and administrative expenses increased slightly compared to the prior year, as higher employee-related expenses were mostly offset by lower advertising investments.

•	Advertising investments were $24 million, down 23% to last year.

•	Interest and investment income increased during the quarter. Higher investment income offset the additional interest expense from the recent bond issuance.

•	Operating margin was 10.5%, compared to 11.2% in fiscal 2019. The decline for the quarter was due to the negative impacts from incremental costs related to the COVID-19 pandemic.

•	The effective tax rate was 21.6%, compared to 23.6% last year.

Cash Flow Statement

•	Cash flow from operations was $330 million, up 59%. Cash flow from operations was positively impacted by an increase in accounts payable and a reduction in inventory.

•	Operating free cash flow[1] was $242 million, up 72%.

•	The company paid its 368th consecutive quarterly dividend on Aug. 17, 2020, at the annual rate of $0.93 per share, an 11% increase over the prior year.

•
Capital expenditures in the third quarter were $88 million, compared to $67 million last year. The company's target for capital expenditures in fiscal 2020 is $350 million. Large projects include the Burke pizza toppings plant expansion, a new dry sausage facility in Nebraska, Project Orion and other projects to support growth of branded products.

•	The company did not repurchase shares during the quarter.

•	Depreciation and amortization expense in the third quarter was $50 million, compared to $41 million last year. The full-year expense is expected to be approximately $200 million.

Balance Sheet

•	The company remains in a strong financial position with ample liquidity, a conservative level of debt and consistent cash flows.

•	Cash on hand increased to $1.7 billion from $0.7 billion at the beginning of the year due to the cash proceeds from the $1.0 billion debt offering during the quarter.

•	Total debt is $1.3 billion, up from $0.3 billion at the beginning of the year.

•
Working capital increased to $2.0 billion from $1.3 billion at the beginning of the year, primarily related to a higher cash balance from the debt offering during the quarter. Additionally, inventory declined during the quarter due to record sales, and improvements in accounts payable more than offset an increase in accounts receivable.

PRESENTATION

A conference call will be webcast at 9 a.m. CDT on Aug. 25, 2020. Access is available at www.hormelfoods.com by clicking on "Investors." The call will also be available via telephone by dialing 888-317-6003 and providing the access code 9237894. An audio replay is available by going to www.hormelfoods.com. The webcast replay will be available at noon CDT, Aug. 25, 2020, and will remain on the website for one year.

ABOUT HORMEL FOODS - Inspired People. Inspired Food.™

Hormel Foods Corporation, based in Austin, Minn., is a global branded food company with over $9 billion in annual revenue across more than 80 countries worldwide. Its brands include SKIPPY®, SPAM®, Hormel® Natural Choice®, Applegate®, Justin's®, Wholly®, Hormel® Black Label®, Columbus® and more than 30 other beloved brands. The company is a member of the S&P 500 Index and the S&P 500 Dividend Aristocrats, was named on the "Global 2000 World's Best Employers" list by Forbes magazine for three straight years, is one of Fortune magazine's most admired companies, has appeared on Corporate Responsibility Magazine's "The 100 Best Corporate Citizens" list for 12 years in a row, and has received numerous other awards and accolades for its corporate responsibility and community service efforts. The company lives by its purpose statement - Inspired People. Inspired Food.™ - to bring some of the world's most trusted and iconic brands to tables across the globe. For more information, visit www.hormelfoods.com.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking information based on management’s current views and assumptions. Actual events may differ materially. Please refer to the cautionary statements regarding "Risk Factors" and "Forward-Looking Statements" that appear on pages 35-42 in the company's Form 10-Q for the fiscal quarter ended Apr. 26, 2020, which can be accessed at hormelfoods.com in the "Investors" section.

Note: Due to rounding, numbers presented throughout this news release may not sum precisely to the totals provided, and percentages may not precisely reflect the absolute figures.

1 COMPARISON OF U.S. GAAP TO NON-GAAP FINANCIAL MEASUREMENTS
The non-GAAP adjusted financial measurements of organic net sales and organic volume are presented to provide investors with additional information to facilitate the comparison of past and present operations. Organic net sales and organic volume are defined as net sales and volume, excluding the impact of acquisitions and divestitures. Organic net sales and organic volume exclude the impacts of the Sadler's Smokehouse acquisition (March 2020) in the Refrigerated Foods segment and the CytoSport divestiture (April 2019) in the Grocery Products, and International & Other segments.

The company defines the non-GAAP adjusted financial measurement of operating free cash flow as cash provided by or used in operating activities from continuing operations (a GAAP measure) less capital expenditures. The company views operating free cash flow as an important measure, because it is one factor in evaluating the amount of cash available for discretionary investments.

The company believes these non-GAAP financial measurements provide useful information to investors, because they are the measurements used to evaluate performance on a comparable year-over-year basis. Non-GAAP measurements are not intended to be a substitute for U.S. GAAP measurements in analyzing financial performance. These non-GAAP measurements are not in accordance with generally accepted accounting principles and may be different from non-GAAP measures used by other companies.

The tables below show the calculations to reconcile from the GAAP measures to the non-GAAP adjusted measures.

RECONCILIATION OF NON-GAAP MEASURES
(in thousands)

ORGANIC VOLUME AND NET SALES (NON-GAAP)

	Thirteen Weeks Ended
	July 26, 2020			July 28, 2019
VOLUME (LBS.)	Reported GAAP	Acquisitions	Organic (Non-GAAP)	Reported GAAP	Divestitures	Organic (Non-GAAP)	Organic (Non-GAAP) % Change
Grocery Products	307,198	—	307,198	290,658	—	290,658	5.7
Refrigerated Foods	605,546	(6,795)	598,751	558,531	—	558,531	7.2
Jennie-O Turkey Store	171,313	—	171,313	189,146	—	189,146	(9.4)
International & Other	81,156	—	81,156	85,169	—	85,169	(4.7)
TOTAL	1,165,214	(6,795)	1,158,418	1,123,504	—	1,123,504	3.1

NET SALES
Grocery Products	$580,798	$—	$580,798	$543,088	$—	$543,088	6.9
Refrigerated Foods	1,363,092	(40,388)	1,322,704	1,301,101	—	1,301,101	1.7
Jennie-O Turkey Store	286,805	—	286,805	298,781	—	298,781	(4.0)
International & Other	150,762	—	150,762	147,735	—	147,735	2.0
TOTAL	$2,381,457	$(40,388)	$2,341,069	$2,290,705	$—	$2,290,705	2.2

	Thirty-Nine Weeks Ended
	July 26, 2020			July 28, 2019
VOLUME (LBS.)	Reported GAAP	Acquisitions	Organic (Non-GAAP)	Reported GAAP	Divestitures	Organic (Non-GAAP)	Organic (Non-GAAP) % Change
Grocery Products	963,819	—	963,819	970,003	(69,910)	900,093	7.1
Refrigerated Foods	1,787,698	(10,526)	1,777,172	1,726,682	—	1,726,682	2.9
Jennie-O Turkey Store	577,990	—	577,990	546,916	—	546,916	5.7
International & Other	255,766	—	255,766	256,803	(2,052)	254,751	0.4
TOTAL	3,585,273	(10,526)	3,574,747	3,500,404	(71,962)	3,428,441	4.3

NET SALES
Grocery Products	$1,804,674	$—	$1,804,674	$1,785,232	$(130,588)	$1,654,644	9.1
Refrigerated Foods	3,962,219	(61,999)	3,900,220	3,837,732	—	3,837,732	1.6
Jennie-O Turkey Store	959,988	—	959,988	925,271	—	925,271	3.8
International & Other	461,475	—	461,475	447,569	(3,889)	443,680	4.0
TOTAL	$7,188,357	$(61,999)	$7,126,358	$6,995,804	$(134,477)	$6,861,327	3.9

OPERATING FREE CASH FLOW (NON-GAAP)

	Thirteen Weeks Ended			Thirty-Nine Weeks Ended
	July 26, 2020	July 28, 2019	% Change	July 26, 2020	July 28, 2019	% Change
Net cash provided by operating activities	$329,797	$207,319		$878,086	$572,912
Purchases of property/equipment	(88,267)	(66,610)		(226,830)	(154,231)
Operating free cash flow	$241,530	$140,709	71.7	$651,256	$418,681	55.5

HORMEL FOODS CORPORATION
SEGMENT DATA
(Unaudited) (In thousands)

	Thirteen Weeks Ended
	July 26, 2020	July 28, 2019	% Change
NET SALES
Grocery Products	$580,798	$543,088	6.9
Refrigerated Foods	1,363,092	1,301,101	4.8
Jennie-O Turkey Store	286,805	298,781	(4.0)
International & Other	150,762	147,735	2.0
TOTAL	$2,381,457	$2,290,705	4.0

SEGMENT PROFIT
Grocery Products	$80,169	$58,778	36.4
Refrigerated Foods	152,822	171,795	(11.0)
Jennie-O Turkey Store	7,069	21,278	(66.8)
International & Other	23,620	18,755	25.9
TOTAL SEGMENT PROFIT	263,679	270,606	(2.6)
Net unallocated expense	4,457	9,584	(53.5)
Noncontrolling interest	141	(22)	(744.6)
EARNINGS BEFORE INCOME TAX	$259,364	$261,000	(0.6)

	Thirty-Nine Weeks Ended
	July 26, 2020	July 28, 2019	% Change
NET SALES
Grocery Products	$1,804,674	$1,785,232	1.1
Refrigerated Foods	3,962,219	3,837,732	3.2
Jennie-O Turkey Store	959,988	925,271	3.8
International & Other	461,475	447,569	3.1
TOTAL	$7,188,357	$6,995,804	2.8

SEGMENT PROFIT
Grocery Products	$276,367	$258,574	6.9
Refrigerated Foods	451,596	492,476	(8.3)
Jennie-O Turkey Store	72,968	76,931	(5.2)
International & Other	66,735	58,058	14.9
TOTAL SEGMENT PROFIT	867,666	886,039	(2.1)
Net unallocated expense	31,754	297	10,570.7
Noncontrolling interest	103	279	(63.3)
EARNINGS BEFORE INCOME TAX	$836,014	$886,021	(5.6)

HORMEL FOODS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited) (In thousands, except per share amounts)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	July 26, 2020	July 28, 2019	July 26, 2020	July 28, 2019
Net sales	$2,381,457	$2,290,705	$7,188,357	$6,995,804
Cost of products sold	1,959,032	1,857,263	5,820,158	5,604,879
GROSS PROFIT	422,426	433,442	1,368,198	1,390,925
Selling, general and administrative	181,085	180,169	570,518	543,789
Equity in earnings of affiliates	8,235	3,384	25,843	28,133
OPERATING INCOME	249,576	256,657	823,523	875,269
Interest and investment income (expense)	15,513	7,556	25,289	25,727
Interest expense	(5,724)	(3,213)	(12,798)	(14,975)
EARNINGS BEFORE INCOME TAXES	259,364	261,000	836,014	886,021
Provision for income taxes	56,103	61,573	162,186	162,439
(effective tax rate)	21.6%	23.6%	19.4%	18.3%
NET EARNINGS	203,260	199,427	673,828	723,582
Less: Net earnings (loss) attributable to noncontrolling interest	141	(22)	103	279
NET EARNINGS ATTRIBUTABLE TO HORMEL FOODS CORPORATION	$203,119	$199,449	$673,726	$723,303

NET EARNINGS PER SHARE
Basic	$0.38	$0.37	$1.25	$1.35
Diluted	$0.37	$0.37	$1.23	$1.33

WEIGHTED-AVERAGE SHARES OUTSTANDING
Basic	539,108	534,188	537,434	534,721
Diluted	547,149	543,678	546,112	545,709

Dividends declared per share	$0.2325	$0.2100	$0.6975	$0.6300

HORMEL FOODS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(Unaudited) (In thousands)

	July 26, 2020	October 27, 2019
ASSETS
Cash and cash equivalents	$1,729,368	$672,901
Short-term marketable securities	17,564	14,736
Accounts receivable	648,991	574,396
Inventories	982,355	1,042,362
Income taxes receivable	572	19,924
Prepaid expenses	16,968	22,637
Other current assets	13,956	14,457
TOTAL CURRENT ASSETS	3,409,774	2,361,413

Goodwill	2,615,690	2,481,645
Other intangibles	1,080,546	1,033,862
Pension assets	153,865	135,915
Investments in and receivables from affiliates	298,638	289,157
Other assets	241,947	177,901
Property, plant and equipment, net	1,800,012	1,629,111
TOTAL ASSETS	$9,600,472	$8,109,004

LIABILITIES AND SHAREHOLDERS’ INVESTMENT
Accounts payable	$537,535	$590,033
Accrued expenses	61,079	62,031
Accrued workers' compensation	28,305	24,272
Accrued marketing	147,071	96,305
Employee-related expenses	214,394	213,515
Taxes payable	49,731	6,208
Interest and dividends payable	130,248	112,685
Current maturities of long-term debt	258,688	—
TOTAL CURRENT LIABILITIES	1,427,051	1,105,049

Long-term debt, less current maturities	1,046,821	250,000
Pension and post-retirement benefits	545,988	536,490
Other long-term liabilities	138,543	115,356
Deferred income taxes	170,322	176,574
Accumulated other comprehensive loss	(431,882)	(399,500)
Other shareholders' investment	6,703,629	6,325,035
TOTAL LIABILITIES & SHAREHOLDERS’ INVESTMENT	$9,600,472	$8,109,004

HORMEL FOODS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited) (In thousands)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	July 26, 2020	July 28, 2019	July 26, 2020	July 28, 2019
OPERATING ACTIVITIES
Net earnings	$203,260	$199,427	$673,828	$723,582
Depreciation and amortization	49,857	41,472	149,774	122,215
Decrease (increase) in working capital	82,926	(39,758)	45,862	(206,245)
Other	(6,247)	6,178	8,621	(66,640)
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	329,797	207,319	878,086	572,912

INVESTING ACTIVITIES
Net (purchase) sale of securities	(651)	(7,220)	(2,642)	(13,884)
Proceeds from sale of business	—	—	—	473,885
Acquisitions of businesses/intangibles	(1,911)	—	(270,789)	—
Purchases of property/equipment	(88,267)	(66,610)	(226,830)	(154,231)
Proceeds from sales of property/equipment	344	5,091	1,466	36,258
Increase in investments, equity in affiliates, and other assets	7,580	(1,147)	(7,244)	12,913
NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES	(82,905)	(69,886)	(506,040)	354,941

FINANCING ACTIVITIES
Proceeds from long-term debt	992,381	—	992,381	—
Repayments of long-term debt and finance leases	(2,152)	—	(6,221)	(374,840)
Dividends paid on common stock	(125,253)	(112,684)	(362,003)	(324,971)
Share repurchase	—	(106,624)	(12,360)	(174,246)
Other	7,747	3,830	72,195	48,107
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	872,723	(215,478)	683,992	(825,950)
Effect of exchange rate changes on cash	3,680	(1,083)	428	(840)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,123,294	(79,128)	1,056,466	101,063
Cash and cash equivalents at beginning of period	606,073	639,327	672,901	459,136
CASH AND CASH EQUIVALENTS AT END OF QUARTER	$1,729,368	$560,199	$1,729,368	$560,199